Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Navidea Biopharmaceuticals, Inc. on Form S-3 (File Nos. 333-235762, 333-248404 and 333-252847), Form S-1 (File No. 333-262691) and Form S-8 (File Nos. 333-268956, 333-250078, 333-238329, 333-228960, 333-217814, 333-130636, 333-158323, and 333-198716) of our report dated March 27, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Navidea Biopharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Navidea Biopharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Hartford, Connecticut

March 27, 2023